Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement no. 333-81303 on Form S-3/A, for the registration of common shares of beneficial interest related to the Dividend Reinvestment and Share Purchase Plan of Equity Office Properties Trust as prescribed in the prospectus to be filed on or about the date hereof, of our report, dated January 29, 2001, related to Spieker Properties, Inc. included in Equity Office Properties Trust’s July 5, 2001 Form 8-K and to all references to our Firm included in this registration statement and such prospectus.

/s/ Arthur Andersen LLP

San Francisco, California
December 18, 2001